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                                                                   Exhibit 99.O1
                                                                   -------------

                                                                           DRAFT

                         HANSBERGER INSTITUTIONAL SERIES

                                   Rule 18f-3
                               Multiple Class Plan

                                  June __, 2005

Hansberger Institutional Series (the "Trust""), a registered investment company that currently consists of a number of separately managed funds, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares in the funds listed on Schedule A hereto (each a "Fund" and together the "Funds").

A.      Attributes of Share Classes

        1. The rights of each class of shares of the Funds shall be as set forth in the respective Certificate of Class Designation for each class (each a "Certificate") as each such Certificate is approved by the Trust's Board of Trustees and as attached hereto as Exhibits.

        2. With respect to each class of shares created hereunder, each share of a Fund will represent an equal pro rata interest in the Fund and will generally have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications an terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class;
(ii) each class will be offered and sold only to investors meeting the qualifications set forth in the Certificate and disclosed in the Trust's Prospectus; (iii) each class will separately bear any service fees ("service fees") that are payable under any service agreement entered into with respect to that class which are not contemplated by or within the scope of the Distribution Plan; (iv) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operations which are directly attributable to such class ("Class Expenses"); and (v) shareholders of each class will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to such class (such as a Distribution Plan or service agreement relating to such class), and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.      Expense Allocations

        1. With respect to each Fund, the expenses of each class shall be allocated as follows: (i) any Rule 12b-1 fees relating to a particular class of shares associated with a Distribution Plan or service fees relating to a particular class of shares are (or will be) borne exclusively by that class;
(ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

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        2.      Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c).

C.      Exchange Privileges

Shares of one class of a Fund may be exchanged for shares of another class of any other fund without payment of any additional fees, provided that the shares are of the same class (e.g. Advisor or Institutional).

D.      Amendment of Plan; Periodic Review

The Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act, must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan. In approving any material amendment to the Plan, the Trustees, including a majority of the Trustees who are not interested persons of the Trust, must find that the amendment is in the best interests of each class individually and the Trust as a whole.

Dated: June __, 2005

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                                   Schedule A

                         Hansberger Institutional Series
                                  List of Funds

Institutional Class:
International Value Fund
Emerging Markets Fund
All Countries Fund
International Growth Fund
International Core Fund

Advisor Class:
International Value Fund
Emerging Markets Fund
All Countries Fund
International Growth Fund
International Core Fund

Dated: June __, 2005

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                                                                       Exhibit A

                         HANSBERGER INSTITUTIONAL SERIES
                        CERTIFICATE OF CLASS DESIGNATION

                               Institutional Class

1.      Class-Specific Distribution Arrangements; Other Expenses.

        The Institutional Class is sold without a load or sales charge and is not subject to a Rule 12b-1 fee.

2.      Eligibility of Purchasers

        The Institutional Class is sold to individuals and institutional investors subject to a minimum investment as described in the Prospectus.

3.      Exchange Privileges

        The Institutional Class of each Fund may be exchanged for the Institutional Class of each other Fund of the Trust in accordance with the procedures disclosed in the Fund's Prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.      Voting Rights

         Each Institutional Class shareholder will have one vote for each full Institutional Class share held and a fractional vote for each fractional Institutional Class share held. The Institutional Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Institutional Class (such as a distribution plan or service agreement relating to the Institutional Class), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Institutional Class shareholders differ from the interests of holders of any other class.

5.      Conversion Rights

        The Institutional Class does not have a conversion feature.

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                                                                       Exhibit B

                         HANSBERGER INSTITUTIONAL SERIES
                        CERTIFICATE OF CLASS DESIGNATION

                                  Advisor Class

1.      Class-Specific Distribution Arrangements; Other Expenses.

        The Advisor Class is sold without a load or sales charge and is not subject to a Rule 12b-1 fee.

2.      Eligibility of Purchasers

        The Advisor Class is sold through financial intermediaries subject to a minimum investment as described in the Prospectus.

3.      Exchange Privileges

        The Advisor Class of each Fund may be exchanged for the Advisor Class of each other Fund of the Trust in accordance with the procedures disclosed in the Fund's Prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.      Voting Rights

        Each Advisor Class shareholder will have one vote for each full Advisor Class share held and a fractional vote for each fractional Advisor Class share held. The Advisor Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Advisor Class (such as a distribution plan or service agreement relating to the Advisor Class), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Advisor Class shareholders differ from the interests of holders of any other class.

5.      Conversion Rights

        The Advisor Class does not have a conversion feature.